Exhibit 99.1

PRESS RELEASE

Prothena Reports Second Quarter 2025 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $46.4 million in the second quarter and net cash used in operating and investing activities was $99.8 million for the first six months of 2025; quarter-end cash and restricted cash position was $372.3 million
•Prothena expects to convene an Extraordinary General Meeting by year-end 2025 to propose that shareholders approve a reduction of share capital to create distributable reserves in order to support a potential share redemption program if deemed appropriate
•Roche to advance prasinezumab, a potential first-in-class anti-alpha-synuclein antibody targeting a known biological driver of Parkinson’s disease progression, into Phase 3 development for early-stage Parkinson's disease by end of 2025
•Initial data from Phase 1 ASCENT clinical trials evaluating PRX012, a potential single-injection once-monthly subcutaneous treatment for millions of patients with presymptomatic or early symptomatic Alzheimer’s disease, expected in August 2025
•Potential to earn up to $105 million in aggregate clinical milestone payments in 2026 related to the advancement of coramitug for ATTR amyloidosis with cardiomyopathy by Novo Nordisk and PRX019 for neurodegenerative diseases by Bristol Myers Squibb

DUBLIN, Ireland, August 4, 2025 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the second quarter and first six months of 2025 and provided business highlights.

“We are excited that our partner Roche is advancing prasinezumab into Phase 3 development in early-stage Parkinson’s disease with initiation expected by the end of 2025. Prasinezumab could be the first disease-modifying treatment for a condition that affects 10 million people worldwide. Later this month we plan to share initial data from the Phase 1 ASCENT clinical trials of our wholly-owned PRX012 program in Alzheimer’s disease,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “We are also looking forward to data from Novo Nordisk’s Phase 2 clinical trial evaluating coramitug for ATTR amyloidosis with cardiomyopathy expected in the second half of 2025. Bristol Myers Squibb is conducting a Phase 2 TargetTau-1 clinical trial evaluating BMS-986446 in Alzheimer’s disease with completion expected in 2027 and a Phase 1 clinical trial evaluating BMS-986446 in a potential subcutaneous formulation with completion expected in the second half of 2025. In addition, we are conducting a Phase 1 clinical trial for PRX019 in collaboration with Bristol Myers Squibb with expected completion in 2026. Finally, there is a potential for us to earn up to $105 million in aggregate clinical milestone payments if Novo Nordisk advances coramitug and Bristol Myers Squibb decides to advance PRX019.”

Second Quarter, Recent Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Parkinson’s Disease

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•Partner Roche to advance prasinezumab into Phase 3 development for early-stage Parkinson's disease with initiation expected by the end of 2025
•Prasinezumab is being investigated in ongoing open label extensions (OLEs) of the Phase 2 PASADENA and Phase 2b PADOVA clinical trials; both clinical trials are being conducted by our partner Roche
•Roche has stated that prasinezumab has peak sales potential greater than $3 billion (unadjusted) and could be the first disease-modifying treatment for a condition that affects 10 million people worldwide

Alzheimer’s Disease

PRX012, a wholly-owned potential best-in-class, single-injection once-monthly antibody delivered subcutaneously for the treatment of presymptomatic or early symptomatic Alzheimer’s disease that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for PRX012 for the treatment of Alzheimer’s disease.
•Prothena expects initial data in August from the Phase 1 ASCENT clinical trials
•Following the data from the Phase 1 ASCENT clinical trials, Prothena expects to advance PRX012 through non-dilutive and capital efficient structures

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb is conducting the Phase 2 TargetTau-1 clinical trial in approximately 310 patients with early Alzheimer’s disease; primary completion expected in 2027 (NCT06268886)
•Bristol Myers Squibb is also conducting a Phase 1 open-label single-dose clinical trial to assess a subcutaneous administration; primary completion expected in 2H 2025 (NCT06955741)
•Bristol Myers Squibb is responsible for all communication, development, manufacturing, and commercialization

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of Alzheimer’s disease, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau. The FDA cleared the investigational new drug (IND) application and granted Fast Track designation for PRX123 for the treatment of Alzheimer’s disease.
•Prothena expects to advance PRX123 through non-dilutive and capital efficient structures

Neurodegenerative Diseases

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Bristol Myers Squibb obtained the exclusive global license for PRX019 in 2024

•Prothena is conducting a Phase 1 first-in-human clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults with completion expected in 2026
•Potential to earn a clinical milestone in 2026 should Bristol Myers Squibb decide to further develop PRX019

Rare Peripheral Amyloid Disease

ATTR Amyloidosis

Coramitug (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Phase 2 clinical trial in 105 patients has completed with results expected in 2H 2025 (NCT05442047)
•Coramitug is being evaluated in an ongoing open label extension trial (NCT06260709) for participants who completed the Phase 2 trial
•Potential to earn a clinical milestone in 2026 when prespecified enrollment criteria are met in a Phase 2b or Phase 3 clinical trial by Novo Nordisk

Second Quarter and First Six Months of 2025 Financial Results

For the second quarter and first six months of 2025, Prothena reported net loss of $125.8 million and $186.0 million, respectively, which includes restructuring charges of $32.6 million associated with the discontinuation of the birtamimab program and the reduction in workforce announced in June 2025, and a $44.9 million non-cash income tax expense to book a full valuation allowance against its federal deferred tax asset as compared to a net income of $66.9 million for the second quarter of 2024 and a net loss of $5.4 million for the first six months of 2024, respectively. Net loss per share was $2.34 and $3.45 for the second quarter and first six months of 2025 respectively, as compared to a net income per share on a diluted basis of $1.22 for the second quarter of 2024 and net loss per share of $0.10 the first six months of 2024.
Prothena reported total revenue of $4.4 million and $7.2 million for the second quarter and first six months of 2025, respectively, as compared to total revenue of $132.0 million and $132.1 million for the second quarter and first six months of 2024. Total revenue for the second quarter and first six months of 2025 was primarily from collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation. Total revenue for the second quarter and first six months of 2024, was primarily from collaboration revenue from Bristol Myers Squibb.
Research and development (R&D) expenses totaled $40.5 million and $91.3 million for the second quarter and first six months of 2025, respectively, as compared to $57.5 million and $121.6 million for the second quarter and first six months of 2024, respectively. The decrease in R&D expenses for the second quarter and first six months of 2025 compared to the same periods in the prior year was primarily due to lower clinical trial expenses, lower manufacturing and lower personnel expenses. R&D expenses included non-cash share-based compensation expense of $4.7 million and $9.5 million for the second quarter and first six months of 2025, respectively, as compared to $5.6 million and $11.1 million for the second quarter and first six months of 2024, respectively.
General and administrative (G&A) expenses totaled $15.9 million and $33.5 million for the second quarter and first six months of 2025, respectively, as compared to $16.1 million and $33.6 million for the second quarter and first six months of 2024, respectively. G&A expenses included non-cash share-based compensation expense of $5.7 million and $11.8 million for the second quarter and first six months of

2025, respectively, as compared to $6.4 million and $13.3 million for the second quarter and first six months of 2024, respectively.

Restructuring costs totaled $32.6 million for the second quarter and first six months of 2025, as compared to nil for the second quarter and first six months of 2024. Restructuring charges incurred for the second quarter and first six months of 2025 primarily consist of employee termination benefits in connection with the reduction in workforce announced in June 2025 and contract termination costs primarily associated with exit fees relating to third-party manufacturers that were contracted for commercial supplies of birtamimab. Employee termination benefits include severance costs, employee-related benefits, and non-cash share-based compensation expense related to the acceleration of stock options. Restructuring costs included non-cash share-based compensation expense of $2.1 million for the second quarter and first six months of 2025, as compared to nil for the second quarter and first six months of 2024.
Total non-cash share-based compensation expense was $12.4 million and $23.4 million for the second quarter and first six months of 2025 respectively, as compared to $12.0 million and $24.4 million for the second quarter and first six months of 2024, respectively.

As of June 30, 2025, Prothena had $372.3 million in cash, cash equivalents and restricted cash, and no debt.
As of July 25, 2025, Prothena had approximately 53.8 million ordinary shares outstanding.

2025 Financial Guidance

The Company continues to expect its full year net cash used in operating and investing activities to be $170 to $178 million and to end the year with approximately $298 million (midpoint) in cash, cash equivalents, and restricted cash. The estimated full year 2025 net cash used from operating and investing activities is primarily driven by an estimated net loss of $240 to $248 million, which includes an estimated $36 million of non-cash share-based compensation expense and a $44.9 million non-cash income tax expense to book a full valuation allowance against its federal deferred tax assets.

Share Redemption Program

Prothena expects to convene an Extraordinary General Meeting (“EGM”) of shareholders by year-end 2025 to vote on a proposal to approve a reduction in Prothena’s share capital to create distributable reserves, subject to confirmation by the Irish High Court, to support a potential share redemption program. The Board of Directors intends to seek shareholder approval of such a proposal to create flexibility to potentially return capital to shareholders via a share redemption program through open market purchases or other permissible means. Any such program would be subject to the discretion of the Board of Directors and Prothena’s then-current financial condition.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2025, 2026, 2027, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, and coramitug/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, and coramitug/PRX004, including Roche’s expected advancement of prasinezumab into Phase 3 development for early-stage Parkinson's disease with initiation expected by the end of 2025; the expected timing of reporting data from clinical trials, including initial data from our ongoing Phase 1 clinical trials evaluating PRX012 in August 2025; potential to advance our PRX012 and PRX123 programs through non-dilutive and capital efficient structures; timing of and amounts we may receive under our collaborations with Novo Nordisk and Bristol Myers Squibb; our anticipated net cash burn from operating and investing activities for 2025 and expected cash balance at the end of 2025; our expectation to convene an EGM by year-end 2025; the potential and ability to return capital to shareholders via a share redemption program or other permissible means if shareholders approve a reduction in share capital to create distributable reserves; and our estimated net loss and non-cash share-based compensation expense for 2025. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (SEC) on August 4, 2025, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	4,420	132,014	$7,198	$132,014
Revenue from license and intellectual property	—	—	50	50
Total revenue	4,420	132,014	7,248	132,064
Operating expenses:
Research and development	40,517	57,510	91,328	121,624
General and administrative	15,910	16,127	33,508	33,591
Restructuring costs	32,609	—	32,609	—
Total operating expenses	89,036	73,637	157,445	155,215
Income (loss) from operations	(84,616)	58,377	(150,197)	(23,151)
Other income, net	3,651	6,470	7,859	13,558
Income (loss) before income taxes	(80,965)	64,847	(142,338)	(9,593)
Provision for (benefit from) income taxes	44,802	(2,039)	43,624	(4,240)
Net Income (loss)	$(125,767)	$66,886	$(185,962)	$(5,353)
Basic net income (loss) per ordinary share	$(2.34)	$1.24	$(3.45)	$(0.10)
Diluted net income (loss) per ordinary share	$(2.34)	$1.22	$(3.45)	$(0.10)
Shares used to compute basic net income (loss) per share	53,827	53,767	53,827	53,740
Shares used to compute diluted net income (loss) per share	53,827	55,043	53,827	53,740

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$371,435	$471,388
Prepaid expenses and other current assets	14,040	14,024
Total current assets	385,475	485,412
Property and equipment, net	2,690	3,081
Operating lease right-of-use assets	9,563	10,708
Restricted cash, non-current	860	860
Other non-current assets	478	47,047
Total non-current assets	13,591	61,696
Total assets	$399,066	$547,108
Liabilities and Shareholders’ Equity
Accrued research and development	10,929	13,428
Deferred revenue, current	5,100	8,850
Restructuring liability	30,330	—
Lease liability, current	2,853	2,610
Other current liabilities	18,595	23,613
Total current liabilities	67,807	48,501
Deferred revenue, non-current	—	3,448
Lease liability, non-current	6,928	8,233
Total non-current liabilities	6,928	11,681
Total liabilities	74,735	60,182
Total shareholders’ equity	324,331	486,926
Total liabilities and shareholders’ equity	$399,066	$547,108

Contact:

Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com